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                                                                    EXHIBIT 99.1
NEWS RELEASE
JUNE 21, 2001

                         CONTACTS:    PAUL S. DUNN, INVESTOR RELATIONS, OR
                                      HENRY BLISSENBACH, CHAIRMAN AND CEO, AT
                                      CHRONIMED INC. (952) 979-3888

             CHRONIMED PROVIDES INFORMATION ON FINANCIAL ADJUSTMENTS

                     TRADING TO RESUME FRIDAY, JUNE 22, 2001

MINNEAPOLIS, JUNE 21, 2001 -- CHRONIMED INC. (NASDAQ: CHMDE) today provided additional information regarding the previously announced restatement of its financial statements for the fiscal year ended June 30, 2000 and for the first three quarters of the current fiscal year, which ends June 29, 2001.

         As a result of systems software and procedure problems at its retail pharmacy business subsidiary, the Company's revenues were overstated for these periods. The Company currently estimates that fiscal 2000 revenues were overstated by not more than $3,000,000. Based on this estimated revenue level, the Company believes the negative impact on its fiscal 2000 pre-tax operating income will not exceed $3,000,000.

         The Company currently estimates that revenues for the first three quarters of fiscal 2001 were overstated by not more than $4,000,000. Based on this estimated revenue level, the Company believes the negative impact on pre-tax operating income for the nine-month period will not exceed $4,000,000.

         In connection with the Company's current review of the accounting systems and processes at its retail pharmacy subsidiary, the Company has also determined to increase its accounts receivable allowance. As a result, Chronimed estimates that it will take a one-time charge for doubtful accounts in an amount that will not exceed $7,000,000 during the quarter ending June 29, 2001. This one-time charge should not result in any further restatement of the Company's originally reported results of operations for the first three quarters of fiscal year 2001.

         During the past several days, the Company has conducted extensive testing of the revenue and accounts receivable systems and processes at its retail pharmacy subsidiary, which has enabled the Company to quantify the extent of the restatement to its financial statements. The revenue and pre-tax operating earnings adjustments set forth above are estimates, and the Company is continuing its review of its financial reporting systems in order to determine the actual amount of such adjustments and their impact on each quarter in fiscal year 2000 and fiscal year 2001.

         The revenue and receivables allowance adjustments affect only the results of its retail pharmacy subsidiary. The Company's retail pharmacy business accounts for approximately 50% of its total revenue in fiscal years 2000 and 2001. The reported results of Chronimed's mail service pharmacy operations will not be affected by these adjustments.


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CHRONIMED PROVIDES INFORMATION ON FINANCIAL ADJUSTMENTS

JUNE 21, 2001 - PAGE TWO

         Chronimed is working with its software vendors and consultants to redesign the interface between the Company's retail operating and accounting systems. The Company has instituted corrective measures to eliminate the transmittal of inaccurate information from pharmacies. Chronimed is also working to minimize uncollectible accounts receivable by adding resources for its retail pharmacy cash posting and collection functions.

     As a result of the Company's June 14, 2001 announcement, the Company received a Nasdaq Staff determination that the Company is subject to delisting by the Nasdaq National Market. The Staff Determination states that because the Company's 2000 and 2001 financial statements are inaccurate, they are deemed delinquent filings under Marketplace Rule 4310(c)(14). Compliance with Rule 4310(c)(14) is necessary for continued listing. The Company has been granted a hearing before a Nasdaq Listing Qualifications Panel to review the Staff Determination. There can be no assurance the Panel will grant the Company's request for continued listing.

     Chief Executive Officer Henry Blissenbach stated, "This has been an unfortunate problem that we now believe has been fully identified and will be rectified in order that it not happen again. Our business is sound and despite the effect on the earnings of the past seven quarters, we believe that we are strategically very well positioned to serve patients with chronic illnesses who need specialty pharmaceutical products. We will continue to add value to the manufacturers as well as the payors for such specialty pharmaceutical products. We will provide our updates as we learn anything new and move forward in building Chronimed."

     Chronimed will conduct a conference call on Thursday, June 21, 2001, 4:00 pm Central Daylight Time to discuss this announcement and provide further information to investors. To participate in the conference call, dial 212-896-6049 at least five minutes prior to the scheduled time. The conference call will also be Webcast live over the Internet. To participate, you'll need to logon to the Company's website at www.chronimed.com. If you are unable to join the live call, it will be archived on Chronimed's website. In addition, a recording of the conference call will be available through an Instant Replay Service for a 24-hour period beginning at 6:00 pm CDT. To access the replay during this period, call 800-633-8284 and enter the Reservation Number 19219503, followed by the "#" key.

     As a cautionary note to investors, certain matters discussed in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such matters involve risks and uncertainties that may cause actual results to differ materially, including the following: changes in economic conditions; general competitive factors; pressures on gross profit margins; completion of the retail accounting system review; quantification of the adjustment to financial statements; the Company's ability to execute its sales and marketing plans; changes in the status of managed care contracts, particularly but not limited to Aetna U.S. Healthcare; changes in ownership; material litigation; gains or losses on the sale of available-for-sale securities; performance of acquired businesses; and the risks described from time to time in the Company's public reports filed with the SEC.


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